Exhibit 5.1

MAYER, BROWN, ROWE & MAW LLP

190 South La Salle Street

Chicago, Illinois 60603-3441

Main Telephone (312) 782-0600 Main Fax (312) 701-7711

April 6, 2005

Broadwing Corporation

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

Ladies and Gentlemen:

We are acting as special counsel to Broadwing Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 99,719,131 shares of its Common Stock, $0.01 par value per share (the “Shares”). The Shares include 275,000 shares of common stock and 725,000 shares of common stock issuable upon exercise of warrants both issued pursuant to an agreement dated November 20, 2003. The remainder of the shares are issuable upon conversion of convertible notes and exercise of warrants both of which the Company issued pursuant to a Securities Purchase Agreement dated February 9, 2004. Pursuant to Rule 429 under the Securities Act, the prospectus contained in the registration statement for these Shares includes 24,719,131 shares of the Company’s Common Stock which were previously registered in April 2004. The holders of the shares, notes and warrants described above are hereinafter referred to as the “Selling Holders”.

In rendering the opinion expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Holders that are not issuable upon conversion of notes or exercise of warrants are, and the Shares to be issued upon the conversion of notes or exercise warrants upon conversion of notes and exercise of the warrants and payment of the exercise price thereof will be, legally issued, fully paid and non-assessable shares of the Company.

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Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP

April 6, 2005

We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States and the laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Shares and to the reference to this firm under the caption “Validity of Common Stock” contained therein.

Sincerely,

/S/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP